Exhibit 4.6

            THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VILLAGEEDOCS THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE NOTE

Date of Issuance:        April 13, 2005

FOR VALUE RECEIVED, VILLAGEEDOCS, a California corporation (hereinafter called "Borrower"), hereby promises to pay to BARRON PARTNERS, LP, 730 Fifth Avenue, 9th Floor, New York, New York, 10019 (the "Holder") or order, without demand, the sum of Eight Hundred Thousand Dollars and No Cents ($800,000.00) ("Principal"), without interest, on September 30, 2005 (the "Maturity Date").

ARTICLE I

GENERAL PROVISIONS

1.1       No Interest.   This Note shall not bear interest.

1.2       Payment Grace Period.  The Borrower shall have a ten (10) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of five percent (5%) per annum shall apply to the amounts owed hereunder.

ARTICLE II

CONVERSION RIGHTS

            The Holder shall have the right to convert the principal due under this Note into Shares of the Borrower's Stock as set forth below.

2.1.      Conversion into the Borrower's Stock.

            (a)       The Holder shall have the right from and after the date of issuance of this Note until this Note is fully paid, to convert the entire outstanding and unpaid Principal portion of this Note upon delivery of a Notice of Conversion in the form attached hereto (the date of giving of such Notice of Conversion being the "Conversion Date") into fully paid and nonassessable shares of Common Stock at the Conversion Price (defined below); provided, however, that effective as of the date (the "Preferred Stock Authorization Date") of amendment of the Company's Articles of Incorporation to authorize and designate a class of preferred stock subject to the terms set forth in the Certificate of Designations of Preferences, Rights and Limitations attached hereto as Exhibit A hereto (the "Preferred Stock") this Note will cease to be convertible into Common Stock and will automatically become convertible into Preferred Stock at the Conversion Price.  Upon delivery to the Borrower of the Notice of Conversion, Borrower shall issue and deliver to the Holder within ten (10) business days from the Conversion Date ("Delivery Date") that number of shares of Common Stock or Preferred Stock, as applicable, that equals the Principal divided by the Conversion Price.

            (b)       Subject to clause (c) below and Section 6.20 of the Purchase Agreement, the "Conversion Price" per share shall be $0.05.

            (c)       Prior to the Preferred Stock Authorization Date, the character of securities issuable upon conversion of this Note and the Conversion Price therefore, are subject to adjustment upon the occurrence of the following events, and all such adjustments shall be cumulative:

(i)        The Conversion Price of this Note and the number of shares of Common Stock issuable upon conversion of this Note shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities.

(ii)       In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "Reorganization"), then, in each case, the Holder, on conversion hereof at any time after the consummation or effective date of such Reorganization (the "Effective Date"), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the conversion of the Note issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon the Effective Date if such Holder had converted this Note immediately prior thereto.

(iii)      If an Anti-Dilution Triggering Event (as that term is defined in the Note Purchase Agreement) occurs, then the Company shall adjust the Conversion Price such that the number of shares of Common Stock issuable upon conversion of the Note is increased in proportion to the number of subsequently issued shares of Common Stock triggering the Anti-Dilution Triggering Event.

(d)       In case of any adjustment or readjustment in the price or kind of securities issuable on the conversion of this Note pursuant to clause (c) above, the Company will promptly give written notice thereof to the Holder in the form of a certificate, certified and confirmed by an officer of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

            (e) Borrower covenants and agrees to reserve out of its authorized and unissued Common Stock and, on and after the Preferred Stock Authorization Date, out of its authorized and unissued Preferred Stock, that number of shares of capital stock into which this Note may be converted.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares upon the conversion of this Note.

            2.2       Method of Conversion.  This Note may be converted by the Holder only in whole and not in part.

            2.3       Mandatory Conversion.  On or after the Preferred Stock Authorization Date, the Borrower may compel the Holder to convert Principal at the Conversion Price (a "Mandatory Conversion") at any time within sixty (60) days following the date on which the Borrower consummates the acquisition of Phoenix Forms, Inc., subject to satisfaction of all conditions set forth in the Note Purchase Agreement between the Borrower and the Holder (the "Purchase Agreement").

2.4       Maximum Exercise.  The Holder shall not be entitled to convert this Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock "beneficially owned" (defined below) by the Holder and its affiliates on the Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of this Note with respect to which the determination of this limitation is being made on the Conversion Date, which would result in "beneficial ownership" by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock on such date.  For the purposes of the immediately preceding sentence, "beneficial ownership" shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversion which would result in the issuance of more than 4.99% of the outstanding shrares of Common Stock.  The restriction described in this paragraph (a) may be revoked upon sixty-one (61) days prior notice from the Holder to the Borrower and (b) shall be revoked and shall not apply in the event of a sale substantially all of the assets or securities of the Borrower, a merger involving the Borrower or an underwritten public offering of the Common Stock.  The Holder may allocate which of the Common Stock deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

ARTICLE III

EVENT OF DEFAULT

            The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of Principal then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

            3.1       Failure to Pay Principal.  The Borrower fails to pay any installment of Principal or other sum due under this Note when due and such failure continues for a period of fifteen (15) days after the due date.

            3.2       Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of the Purchase Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) business days after the earlier of (i) written notice to the Borrower from the Holder or (ii) the date that the Borrower learns of such breach.

            3.3       Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date (as defined in the Purchase Agreement).

            3.4       Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

            3.5       Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $150,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

            3.6       Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 45 days of initiation.

            3.7       Delisting.  Delisting of the Borrower's Common Stock from the OTC Bulletin Board ("OTCBB") or such other principal exchange on which the Common Stock is listed for trading; failure to comply with the requirements for continued listing on the OTCBB for a period of three consecutive trading days; or notification from the OTC Bulletin Board or any Principal Market that the Borrower is not in compliance with the conditions for such continued listing on the OTCBB or other principal market.

            3.8       Stop Trade.  An SEC or judicial stop trade order or principal market trading suspension that lasts for five or more consecutive trading days.

ARTICLE IV

MISCELLANEOUS

            4.1       Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            4.2       Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be delivered in the manner and to the address specified in the Purchase Agreement.

            4.3       Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

            4.4       Assignability.  The Borrower may not assign its rights and obligations hereunder without the Holder's prior written consent, which may be withheld in its sole discretion.  This Note shall be binding upon the Borrower and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors and assigns.

            4.5       Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

            4.6       Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.  Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

            4.7       Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the right of a shareholder of the Borrower with respect to the Shares of Preferred Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer on this 13th day of April, 2005.

VILLAGEEDOCS /s/ K. Mason Conner
By: K. Mason Conner
Title: Chief Executive Officer

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert the principal of the Note issued by VILLAGEEDOCS on ____________ __, 2005 into____________Shares of [Common] [Preferred] Stock of VILLAGEEDOCS.(the "Borrower") according to the terms set forth in such Note, as of the date written below.

Date of Conversion: __________  __, 2005

Shares To Be Delivered: ____________ shares of [Common] [Preferred] Stock

Signature:_______________________________________________________________

Print

Name:__________________________________________________________________

Address:________________________________________________________________

Exhibit A

Form of Certificate of Designations of Preferences, Rights and Limitations

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